EXHIBIT 10

COMMERCIAL LEASE AGREEMENT
T&E CONSOLIDATORS, L.P.
Landlord
AND
ROYAL SPRING WATER, INC.
Tenant

TABLE OF CONTENTS
1.	BUILDING AND TERM	2
2.	BASE RENT; SECURITY DEPOSIT; POSSESSION	2
3.	TENANT'S MAINTENANCE AND REPAIR OBLIGATIONS	3
4.	ALTERATIONS	3
5.	SIGNS	3
6.	UTILITIES	3
7.	INSURANCE	4
8.	RESTORATION FOLLOWING CASUALTY	4
9.	INDEMNIFICATION	4
10.	USE	4
11.	INSPECTION	5
12.	ASSIGNMENT AND SUBLETTING	5
13.	CONDEMNATION	5
14.	SURRENDER OF PROJECT; HOLDING OVER	6
15.	QUIET ENJOYMENT	6
16.	EVENTS OF DEFAULT	6
17.	REMEDIES	7
18.	MORTGAGES	8
19.	ENCUMBRANCES	9
20.	MISCELLANEOUS	9
21.	NOTICES	11
22.	HAZARDOUS WASTE	11
23.	TENANT'S RIGHT TO PERFORM LANDLORD'S OBLIGATIONS	11
24.	SUBMISSION OF LEASE TO TENANT	12
25.	CONTINGENCY	12
26.	NON-COMPETE	12
27.	PERSONAL GUARANTEE	12

Exhibits
EXHIBIT A - SITE PLAN
EXHIBIT B - EQUIPMENT
EXHIBIT C - OPTION TO PURCHASE EXHIBIT D - FIRST RIGHT OF REFUSAL

LEASE AGREEMENT

This Lease Agreement (this "Lease") is entered into by T&E Consolidators, L.P., a Texas limited partnership ("Landlord"), and Royal Spring Water, Inc., a Nevada corporation ("Tenant").

1.    BUILDING AND TERM .

(a)    Landlord leases to Tenant, and Tenant leases from Landlord, subject to the terms and conditions in the Lease; the three story building attached to the warehouse (the “Building”), six 25,000 gallon liquid juice tanks (4 tanks are inside the building and 2 outside) related water pumps and pipes connecting wells and tanks, motors and agitators ("Equipment"), warehouse space containing approximately 15,000 square feet (the "Warehouse"), water rights ("Water Rights") from Well #11 and Well #12 located on the real Property, “Land” (not to exceed 400,000 gallons pumped per day). Access and use of the waste water ponds to the west of “Land” for the sole purpose of purifying bottled drinking water. Access and use of the existing rail on the “Land”. Approximately 1,000 square feet of 2nd floor office space in the main office building ("Office Space"). Access and use of ½ of the paved parking lot south of guardhouse. The foregoing are as shown on the site plan attached hereto as Exhibit A and B, and are collectively referred to as the “Project”. On or before April 1, 2006, Landlord shall deliver to Tenant an additional 36,000 square feet of warehouse space, at which time such additional space shall be included in the term "Warehouse.”

Landlord shall not be responsible for any railcars used on the rail. All such railcars shall be provided by a third party on terms as determined between such third party and Tenant. Landlord shall make any appropriate repairs and maintenance of the engine and rail at the site.

(b)    This Lease shall commence on August 1st 2005 (the “Commencement Date”) and shall continue for a period of twenty-five (25) years (the “Term”).

(c)    Tenant reserves the option to renew for an additional 25 years.

2.     RENT; SECURITY DEPOSIT; POSSESSION

(a)    Tenant shall pay to Landlord as rent ("Rent"), without demand, deduction or set off, an amount of $15,000.00 per month for the months November 2005 through April 2006; however, it is agreed that the total Rent for such period, being the sum of $90,000.00, shall be due and payable in full on or before November 1, 2005. Commencing May 1, 2006 and continuing through December 31, 2006, Rent shall be $25,000.00 per month. Thereafter, Rent shall increase on a yearly basis, every January 1st, based on the rate of increase of the Consumer Price Index (CPI) published in the Wall Street Journal for the previous calendar year. There shall be no adjustment in Rent for any decrease in CPI. Except as provided in the first sentence of this paragraph, Rent shall be due and payable, in advance, on the 1st day of each month during the Term.

(b)    Any Rent not paid by the 10th day of the month in which due shall be subject to a late fee computed at the rate of 10% per annum on the unpaid Rent from its due date until paid. In no event, however, shall the charges permitted under this Section 2.(b), to the extent they are considered to be interest under applicable Law, exceed the maximum lawful rate of interest.

(c)    Tenant shall deposit $10,000.00 with Landlord upon the execution of this Lease, and an additional $15,000.00 on or before August 1st, 2005 (collectively, the “Security Deposit”), which shall be held by Landlord to secure Tenant’s obligations under this Lease. Landlord may use any portion of the Security to satisfy Tenant’s unperformed obligations hereunder, without prejudice to any of Landlord’s other remedies. If so used, within ten (10) days of written proof and demand, Tenant shall pay Landlord an amount that will restore the Security Deposit to its original amount upon request. The unused portion of the Security Deposit will be returned to Tenant within thirty (30) days after the end of the Term plus 2% interest per year.

(d)    Landlord shall deliver possession of the Project to Tenant upon the last to occur of (i) full execution of this Lease; (ii) the Commencement Date; (iii) Tenant acquisition of all necessary licenses and permits for its use of the Project; and (iv) Landlord receipt of certificates showing that Tenant has acquired the insurance required under this Lease. Any occupancy of the Project by Tenant prior to the Commencement Date will be subject to the terms and conditions of this Lease.

(e)    Landlord shall remove all equipment not identified in this Lease Agreement.

(f)    Landlord shall repair, seal and clean all leased premises.

NOTE: Tenant shall notify Landlord by email or fax all such work has been completed.

3.    TENANT'S MAINTENANCE AND REPAIR OBLIGATIONS. Tenant shall maintain all parts of the Project, (not including structural portions), in good condition and promptly make all necessary repairs and replacements to the Building if damage is caused by tenant. Notwithstanding anything to the contrary, Tenant shall have no obligation to repair any damage caused by any gross negligence or willful misconduct of Landlord, its employees, agents, or contractors or which may be caused by or result from any repairs, alterations, replacements or other improvements or installations made by Landlord, its employees, agents, or contractors.

4.    ALTERATIONS. Tenant shall not make any alterations, additions or improvements to the Project without the prior written consent of Landlord. Such consent not to be unreasonably withheld. Landlord shall not be required to notify Tenant of whether it consents to any alteration, addition or improvements until it (a) has received plans and specifications therefore which are sufficiently detailed to allow construction of the work depicted thereon to be performed in a good and workmanlike manner, and (b) has had a reasonable opportunity to review them. Landlord's approval of any plans and specifications shall not be a representation that the plans or the work depicted thereon will comply with law or be adequate for any purpose, but shall merely be Landlord's consent to performance of the work. Upon completion of any alteration, addition, or improvement, Tenant shall deliver to Landlord accurate, reproducible as-built plans therefore. Tenant may erect shelves, bins, fencing, machinery and trade fixtures provided that such items (1) do not alter the basic character of the Building or the Building; (2) do not overload or damage the same; and (3) may be removed without damage to the Building. All work performed by a Tenant Party on the Project (including that relating to the installations, repair, replacement, or removal of any item) shall be performed in accordance with Law and with Landlord's specifications and requirements, in a good and workmanlike manner, and so as not to damage or alter any building's structure.

5.     SIGNS. Tenant shall not place, install or attach any signage to the Building or Warehouse without Landlord's prior written approval. Tenant shall repair, paint, and/or replace any portion of the Building or Warehouse damaged or altered as a result of its signage when it is removed (including, without limitation, any discoloration of the Building or Warehouse). Tenant shall not (a) make any changes to the exterior of the Building or Warehouse, (b) install any exterior lights, decorations, balloons, flags, pennants, banners or paintings, or (c) erect or install any signs, window or door lettering, decals, placards, decorations or advertising media of any type that is visible from the exterior of the Building or Warehouse without Landlord's prior written consent. NOTE: Landlord shall allow Tenant any reasonable signage to market their business.

6.     UTILITIES. Tenant is responsible for electricity services. Tenant is responsible for any and all telephone expenses. Landlord shall not be liable for any interruption or failure of utility service.

7.     INSURANCE. Prior to delivery of possession and throughout the Term, Tenant shall maintain commercial general liability insurance (with contractual liability endorsement), including personal injury and property damage in the amount of $1,000,000 per occurrence combined single limit for personal injuries and death of persons and property damage occurring in or about the Building, plus umbrella coverage of at least $2,000,000 per occurrence. Such policy shall (A) name Landlord, Landlord's agents, and their respective Affiliates (defined below), as additional insured (and as loss payees on the fire and extended coverage insurance), (B) be issued by an insurance company acceptable to Landlord, (C) provide that such insurance may not be cancelled unless 30-days' prior written notice is first given to Landlord, (D) be delivered to Landlord by Tenant before the Commencement Date and at least 15 days before each renewal thereof, and (E) provide primary coverage to Landlord when any policy issued to Landlord is similar or duplicate in coverage, in which case Landlord's policy shall be excess over Tenant's policies.

8.     RESTORATION FOLLOWING CASUALTY . Tenant shall immediately give written notice to Landlord of any damage to the Project. If damage to the Project has not been repaired and the Building, Warehouse and Office Space made ready for occupancy within 60 days after the date of the damage or destruction, then the Tenant shall have the right and option to terminate this Lease by giving written notice to Landlord at any time within 15 days after the end of such 60 day period. Additionally, if the damage is to such an extent that it cannot reasonably be repaired and the Building, Warehouse and Office Space made ready for occupancy within 60 days after the date of the damage or destruction, then Tenant may terminate this Lease within 30 days after the date of the damage or destruction by giving written notice to Landlord. Following any casualty loss which renders the Building, Warehouse and Office Space untenantable, Tenant shall be entitled to an abatement of rent from the date of the damage or destruction until the Building, Warehouse and Office Space is rendered tenantable notwithstanding any negligence on the part of Tenant. If only a portion of Project is rendered untenantable, then Tenant’s rent shall be partially abated taking into account the diminution in value of the Project. If the Lease is terminated, rent shall be prorated to the date of the damage of destruction and any prepaid rents other prepaid amounts shall be refunded to Tenant.

9.     INDEMNIFICATION.

(a)    Tenant shall indemnify, defend, and hold harmless Landlord from and against all fines, suits, losses, costs, liabilities, claims, demands, actions and judgments of every kind or character brought by a third party arising from (i) Tenant’s acts or omissions, and (ii) the presence of any railcars on the Land at the request or for the benefit of Tenant.

(b)    Landlord shall indemnify, defend, and hold harmless Tenant from and against all fines, suits, losses, costs, liabilities, claims, demands, actions and judgments of every kind or character brought by a third party arising from Landlord’s acts or omissions.

(c)    Tenant hereby waives any claim it might have against Landlord for any damage to or theft, destruction, loss, or loss of use of any property, to the extent the same is insured against under any insurance policy maintained by it that covers the Project, Tenant's fixtures, personal property, leasehold improvements, or business, or is required to be insured against by Tenant under the terms hereof, unless such loss is caused by the negligent acts or omissions of the Landlord. Tenant shall cause its insurance carrier to endorse all applicable policies waiving the carrier's rights of recovery under subrogation or otherwise against Landlord.

10.    USE. The Project is to be used only for the production and storing of purified bottled water or any product produced with water as an ingredient ("Use"); Tenant shall be solely responsible for complying with all Laws applicable to the Tenant's particular use, occupancy, and condition of the Project. Tenant shall acquire and maintain all licenses and permits required by any governmental agency for Tenant's Use. Tenant shall indemnify Landlord against any fines or causes of action brought about by Tenant's failure to maintain said permits and licenses.

11.    INSPECTION. Subject to prior notice to Tenant, Landlord and Landlord's agents and representatives may enter the Project during normal business hours to inspect the Project; to make such repairs as may be required or permitted under this Lease; to perform any unperformed obligations of Tenant hereunder; and to show the Project to prospective purchasers, mortgagees, ground lessors, and tenants. Landlord shall not interfere with Tenant’s operations.

12.    ASSIGNMENT AND SUBLETTING.

(a)    Tenant shall not, without the prior written consent (which consent may not be unreasonably withheld) of Landlord (1) advertise that any portion of the Project is available for lease or cause or allow any such advertisement, (2) assign, transfer, or encumber this Lease or any estate or interest herein, whether directly or by operation of law, (3) permit any other entity to become Tenant hereunder by merger, consolidation, or other reorganization, (4) if Tenant is an entity other than a corporation whose stock is publicly traded, permit the transfer of an ownership interest in Tenant so as to result in a change in the current control of Tenant, (5) sublet any portion of the Project, (6) grant any license, concession, or other right of occupancy of any portion of the Project, or (7) permit the use of the Project by any parties other than Tenant (any of the events listed in Sections 12.(a)(2) through 12.(a)(7) being a "Transfer"). If Tenant requests Landlord's consent to a Transfer, then Tenant shall provide Landlord with a written description of all terms and conditions of the proposed Transfer, copies of the proposed documentation, and the following information about the proposed transferee: name and address; reasonably satisfactory information about its business and business history; its proposed use of the Project; banking, financial, and other credit information; and general references sufficient to enable Landlord to determine the proposed transferee's creditworthiness and character. Tenant shall reimburse Landlord for its reasonable attorneys' fees and other expenses incurred in connection with considering any request for its consent to a Transfer. If Landlord consents to a proposed Transfer, then the proposed transferee shall deliver to Landlord a written agreement whereby it expressly assumes the Tenant's obligations hereunder (however, any transferee of less than all of the space in the Project shall be liable only for obligations under this Lease that are properly allocable to the space subject to the Transfer, and only to the extent of the rent it has agreed to pay Tenant therefore). Landlord's consent to a Transfer shall not release Tenant from performing its obligations under this Lease, but rather Tenant and its transferee shall be jointly and severally liable therefore. Landlord's consent to any Transfer shall not waive Landlord's rights as to any subsequent Transfers. If an Event of Default occurs while the Project or any part thereof are subject to a Transfer, then Landlord, in addition to its other remedies, may collect directly from such transferee all rents becoming due to Tenant and apply such rents against Tenant's Rent obligations. Tenant authorizes its transferees to make payments of rent directly to Landlord upon receipt of notice from Landlord to do so.

(b)    Landlord may, within 30 days after submission of Tenant's written request for Landlord's consent to a Transfer, cancel this Lease (or, as to a subletting or assignment, cancel as to the portion of the Project proposed to be sublet or assigned) as of the date the proposed Transfer was to be effective unless Tenant promptly withdraws its request. If Landlord cancels this Lease as to any portion of the Project, then this Lease shall cease for such portion of the Project and Tenant shall pay to Landlord all rent accrued through the cancellation date relating to the portion of the Project covered by the proposed Transfer. Thereafter, Landlord may lease such portion of the Project to the prospective transferee (or to any other person) without liability to Tenant.

(c)    Tenant hereby assigns, transfers and conveys all consideration received by Tenant under any Transfer, which are in excess of the rents payable by Tenant under this Lease, and Tenant shall hold such amounts in trust for Landlord and pay them to Landlord within ten days after receipt.

13.    CONDEMNATION. If any portion of the Project is taken for any public or quasi-public use by right of eminent domain or private purchase in lieu thereof (a "Taking"), and the Taking prevents 5 or materially interferes with the use of the remainder of the Project for the purpose for which they were leased to Tenant, either party may terminate this Lease by delivering to the other written notice thereof within 30 days after the Taking, in which case rent shall be abated during the unexpired portion of the Term, effective on the date of such Taking. If the Taking does not prevent or materially interfere with the use of the remainder of the Project for the purpose for which they were leased to Tenant, then neither party may terminate this Lease, but the rent payable during the unexpired portion of the Term shall be reduced in proportion to the amount of the Project so taken. All compensation awarded for any Taking shall be the property of Landlord and Tenant assigns any interest it may have in any such award to Landlord; however, Landlord shall have no interest in any award made to Tenant for loss of business or goodwill or for the taking of Tenant's trade fixtures, if a separate award for such items is made to Tenant. If the Lease is not terminated as provided herein, Landlord shall promptly repair the remaining portion of the Project so that it is a whole unit and Tenant shall restore its trade fixtures and other property so that Tenant can continue to use the Project for its Use.

14.    SURRENDER OF PROJECT; HOLDING OVER.

(a)    At the end of the Term or the termination of Tenant's right to possess the Project, Tenant shall (1) deliver to Landlord the Project with all improvements located thereon in good repair and condition, reasonable wear and tear (subject however to Tenant's maintenance obligations) excepted, and with the HVAC System and hot water equipment, light and light fixtures (including ballasts), and overhead doors and all equipment, including the Equipment, in good working order, reasonable wear and tear excepted (2) deliver to Landlord all keys to the Building, Warehouse and Office Space, and (3) remove all signage placed on the Project by or at Tenant's request. All fixtures, alterations, additions, and improvements (whether temporary or permanent) shall be Landlord's property and shall remain on the Project except as provided herein. Provided that Tenant has performed all of its obligations hereunder, Tenant may remove all unattached trade fixtures, furniture, and personal property placed in the Project by Tenant (but Tenant shall not remove any such item which was paid for, in whole or in part, by Landlord). Additionally, Tenant shall remove such alterations, additions, improvements, fixtures, equipment, wiring, furniture, and other property as Landlord may request, provided such request is made within six months after the end of the Term. All items not so removed shall, at the option of Landlord, be deemed abandoned by Tenant and may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord without notice to Tenant and without any obligation to account for such items and Tenant shall pay for the costs incurred by Landlord in connection therewith. All work required of Tenant under this Section 16.(a) shall be coordinated with Landlord and be done in a good and workmanlike manner, in accordance with all Laws, and so as not to damage the Project or unreasonably interfere with other tenants' use of their premises. Tenant shall, at its expense, repair all damage caused by any work performed by Tenant under this Section 16.(a).

(b)    If Tenant fails to vacate the Project at the end of the Term, then Tenant shall be a Tenant at will and Tenant shall pay, in addition to the other rent due hereunder, a daily base rental equal to 150% of the daily Rent payable during the last month of the Term. Additionally, Tenant shall defend, indemnify, and hold harmless Landlord from any damage, liability and expense (including attorneys' fees and expenses) incurred because of such holding over. No payments of money by Tenant to Landlord after the Term shall reinstate, continue or extend the Term, and no extension of this Term shall be valid unless it is in writing and signed by Landlord and Tenant.

NOTE: This provision applies only in the event Option to Purchase is NOT exercized.

15    QUIET ENJOYMENT. Provided Tenant has fully performed its obligations under this Lease, Tenant shall peaceably and quietly hold and enjoy the Project for the Term, without hindrance from Landlord or any party claiming by, through, or under Landlord.

16.    EVENTS OF DEFAULT. Each of the following events shall constitute an "Event of Default" under this Lease:

Tenant fails to pay any rent, payment or reimbursement when due, and in either case such failure continues for a period of ten (10) days from the date such payment was due, provided Landlord shall give Tenant ten (10) days written notice to cure for the first two (2) such failures in any calendar year prior to such becoming an Event of Default.

(a)    The filing of a petition by or against Tenant or any guarantor of Tenant's obligations hereunder (1) in any bankruptcy or other insolvency proceeding; (2) seeking any relief under any debtor relief Law; (3) for the appointment of a liquidator, receiver, trustee, custodian, or similar official for all or substantially all of Tenant's property or for Tenant's interest in this Lease; or (4) for reorganization or modification of Tenant's capital structure (however, if any such petition is filed against Tenant, then the filing of such petition shall not constitute an Event of Default, unless it is not dismissed within 45 days after the filing thereof).

(b)    Tenant fails to discharge any lien placed upon the Project in violation of Section 22 within five days after any such lien or encumbrance is filed against the Project.

(c)    Tenant fails to comply with any term, provision or covenant of this Lease, and such failure continues for 20 days after written notice thereof to Tenant plus such additional time as is reasonably required to complete such cure, provided Tenant has commenced the cure within such 20 day period and diligently pursues the cure to completion.

(d)    Tenant vacates or abandons the Project, or otherwise ceases to operate therein for a period of thirty (30) days or more.

17.    REMEDIES.

(a)    Upon the occurrence of any Event of Default (after any applicable notice and opportunity to cure in accordance with Section 16), Landlord may, in addition to all other rights and remedies afforded Landlord hereunder or by Law, take any of the following actions:

(1)    Terminate this Lease by giving Tenant written notice thereof, in which event, Tenant shall pay to Landlord the sum of (A) all rent accrued hereunder through the date of termination, (B) all amounts due under Section 17.(b), and (C) an amount equal to (i) the total rent that Tenant would have been required to pay for the remainder of the Term discounted to present value at a per annum rate equal to the "Prime Rate" as published on the date this Lease is terminated by The Wall Street Journal, Southwest Edition, in its listing of "Money Rates", minus (ii) the then present fair rental value of the Building for such period, similarly discounted; or

(2)    Terminate Tenant's right to possess the Project without terminating this Lease by giving written notice thereof to Tenant, in which event Tenant shall pay to Landlord (A) all rent and other amounts accrued hereunder to the date of termination of possession, (B) all amounts due from time to time under Section 19.(b), and (C) all rent and other sums required hereunder to be paid by Tenant during the remainder of the Term, diminished by any net sums thereafter received by Landlord through reletting the Project during such period; however, Landlord shall not be obligated to relet the Project and shall not be liable for, nor shall Tenant's obligations hereunder be diminished because of, Landlord's failure to relet the Project or to collect rent due for a reletting. Tenant shall not be entitled to the excess of any consideration obtained by reletting over the rent due hereunder. Reentry by Landlord in the Project shall not affect Tenant's obligations hereunder for the unexpired Term; rather, Landlord may, from time to time, bring action against Tenant to collect amounts due by Tenant, without the necessity of Landlord's waiting until the expiration of the Term. Unless Landlord delivers written notice to Tenant expressly stating that it has elected to terminate this Lease, all actions taken by Landlord to exclude or dispossess Tenant of the Project shall be deemed to be taken under this Section 17.(a)(2). If Landlord elects to proceed under this Section 17.(a)(2), it may at any time elect to terminate this Lease under Section 17.(a)(1). Additionally, without notice, Landlord may alter locks or other security devices at the Project to deprive Tenant of access thereto, and Landlord shall not be required to provide a new key or right of access to Tenant.

(b)    Tenant shall pay to Landlord all costs incurred by Landlord (including court costs and reasonable attorneys' fees and expenses) in (1) obtaining possession of the Project, (2) removing and storing Tenant's or any other occupant's property, (3) repairing, restoring, altering, remodeling, or otherwise putting the Project into condition acceptable to a new tenant, (4) if Tenant is dispossessed of the Project and this Lease is not terminated, reletting all or any part of the Project (including brokerage commissions, cost of tenant finish work, and other costs incidental to such reletting), (5) performing Tenant's obligations which Tenant failed to perform, and (6) enforcing, or advising Landlord of, its rights, remedies, and recourses. Landlord's acceptance of rent following an Event of Default shall not waive Landlord's rights regarding such Event of Default. Landlord's receipt of rent with knowledge of any default by Tenant hereunder shall not be a waiver of such default, and no waiver by Landlord of any provision of this Lease shall be deemed to have been made unless set forth in writing and signed by Landlord. No waiver by Landlord of any violation or breach of any of the terms contained herein shall waive Landlord's rights regarding any future violation of such term or violation of any other term. If Landlord repossesses the Project pursuant to the authority herein granted, then Landlord shall have the right to (A) keep in place and use or (B) remove and store, at Tenant's expense, all of the furniture, fixtures, equipment and other property in the Project, including that which is owned by or leased to Tenant at all times before any foreclosure thereon by Landlord or repossession thereof by any lessor thereof or third party having a lien thereon. Landlord may relinquish possession of all or any portion of such furniture, fixtures, equipment and other property to any person (a "Claimant") who presents to Landlord a copy of any instrument represented by Claimant to have been executed by Tenant (or any predecessor of Tenant) granting Claimant the right under various circumstances to take possession of such furniture, fixtures, equipment or other property, without the necessity on the part of Landlord to inquire into the authenticity or legality of the instrument. Landlord may, at its option and without prejudice to or waiver of any rights it may have, (i) escort Tenant to the Project to retrieve any personal belongings of Tenant and/or its employees or (ii) obtain a list from Tenant of the personal property of Tenant and/or its employees and make such property available to Tenant and/or Tenant's employees; however, Tenant first shall pay in cash all costs and estimated expenses to be incurred in connection with the removal of such property and making it available. The rights of Landlord herein stated are in addition to any and all other rights that Landlord has or may hereafter have at law or in equity, and Tenant agrees that the rights herein granted Landlord are commercially reasonable. Notwithstanding anything to the contrary, liability of Tenant to Landlord for any default by Tenant, shall be limited to actual, direct, but not consequential, damages therefore, and neither Tenant nor Tenant's owners shall have any personal liability therefore.

18.    MORTGAGES.

(a)    This Lease shall be subordinate to any deed of trust, mortgage or other security instrument (a "Mortgage"), and any ground lease, master lease, or primary lease (a "Primary Lease") that now or hereafter covers any portion of the Project (the mortgagee under any Mortgage or the lessor under any Primary Lease is referred to herein as "Landlord's Mortgagee"), and to increases, renewals, modifications, consolidations, replacements, and extensions thereof. However, any Landlord's Mortgagee may elect to subordinate its Mortgage or Primary Lease (as the case may be) to this Lease by delivering written notice thereof to Tenant. The provisions of this Section 20 shall be self-operative, and no further instrument shall be required to effect such subordination; however, Tenant shall from time to time within ten days after request therefore, execute any instruments that may be required by any Landlord's Mortgagee to evidence the subordination of this Lease to any such Mortgage or Primary Lease. If Tenant fails to execute the same within such ten-day period, Landlord may execute the same as attorney-in-fact for Tenant.

(b)    Tenant shall accommodate to any party succeeding to Landlord's interest in the Project, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease, or otherwise, upon such party's request, and shall execute such agreements confirming such attornment as such party may reasonably request. Tenant shall not seek to enforce any remedy it may have for any default on the part of Landlord without first giving written notice by certified mail, return receipt requested, specifying the default in reasonable detail to any Landlord's Mortgagee whose address has been given to Tenant, and affording such Landlord's Mortgagee a reasonable opportunity to perform Landlord's obligations hereunder.

(c)    Notwithstanding any such attornment or subordination of a Mortgage or Primary Lease to this Lease, the Landlord's Mortgagee shall not be liable for any acts of any previous landlord (excepting continuing non-monetary defaults, the return of the Security Deposit, and Operating Expense reconciliation), shall not be obligated to install the Initial Improvements, and shall not be bound by any amendment to which it did not consent in writing (which consent shall not be unreasonably withheld, conditioned, or delayed) nor any payment of rent made more than one month in advance.

19.    ENCUMBRANCES. Tenant has no authority, express or implied, to create or place any lien or encumbrance of any kind or nature whatsoever upon, or in any manner to bind Landlord's property or the interest of Landlord or Tenant in the Project or to charge the rent for any claim in favor of any person dealing with Tenant, including those who may furnish materials or perform labor for any construction or repairs. Tenant shall pay or cause to be paid all sums due for any labor performed or materials furnished in connection with any work performed on the Project by or at the request of Tenant. Tenant shall give Landlord immediate written notice of the placing of any lien or encumbrance against the Project.

20.    MISCELLANEOUS.

(a)    Words of any gender used in this Lease shall include any other gender, and words in the singular shall include the plural, unless the context otherwise requires. The captions inserted in this Lease are for convenience only and in no way affect the interpretation of this Lease. All exhibits attached to this Lease are incorporated into this Lease by reference. The following terms shall have the following meanings: "Laws" shall mean all federal, state, and local laws, rules, and regulations; all court orders, governmental directives, and governmental orders; and all restrictive covenants affecting the Project, and "Law" shall mean any of the foregoing; "Affiliate" shall mean any person or entity which, directly or indirectly, controls, is controlled by, or is under common control with the party in question; and "Tenant Party" shall include Tenant, any assignees claiming by, through, or under Tenant, any subtenants claiming by, through, or under Tenant, and any of their respective agents, contractors, employees, and invitees.

(b)    Landlord may transfer and assign, in whole or in part, its rights and obligations in the Project and property that are the subject to this Lease, in which case Landlord shall have no further liability hereunder. Each party shall furnish to the other, promptly upon demand, a corporate resolution, proof of due authorization by partners, or other appropriate documentation evidencing the due authorization of such party to enter into this Lease.

(c)    Whenever a period of time is herein prescribed for action to be taken by Landlord or Tenant, such party shall not be liable or responsible for, and there shall be excluded from the computation for any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations, or restrictions, or any other causes of any kind whatsoever which are beyond reasonable control.

(d)    Tenant shall, from time to time, within ten days after request of Landlord, deliver to Landlord, or Landlord's designee, a certificate of occupancy for the Project, financial statements for itself and any guarantor of its obligations hereunder, evidence reasonably satisfactory to Landlord that Tenant has performed its obligations under this Lease (including evidence of the payment of the Security Deposit), and an estoppel certificate stating that this Lease is in full effect, the date to which rent has been paid, the unexpired Term and such other factual matters pertaining to this Lease as may be requested by Landlord. Tenant's obligation to furnish the above-described items in a timely fashion is a material inducement for Landlord's execution of this Lease. If Tenant fails to execute any such estoppel certificate within such ten-day period, Landlord may do so as attorney-in-fact for Tenant.

(e)    This Lease constitutes the entire agreement of the Landlord and Tenant with respect to the subject matter of this Lease, and contains all of the covenants and agreements of Landlord and Tenant with respect thereto. Landlord and Tenant each acknowledge that no representations, inducements, promises or agreements, oral or written, have been made by Landlord or Tenant, or anyone acting on behalf of Landlord or Tenant, which are not contained herein, and any prior agreements, promises, negotiations, or representations not expressly set forth in this Lease are of no effect. This Lease may not be altered, changed or amended except by an instrument in writing signed by both parties hereto.

(f)    All obligations of Tenant hereunder not fully performed by the end of the Term shall survive, including, without limitation, all payment obligations with respect to Taxes and insurance and all obligations concerning the condition and repair of the Project. Upon the end of the Term and before Tenant vacates the Project, Tenant shall pay to Landlord any amount reasonably estimated by Landlord as necessary to put the Project in good condition and repair, reasonable wear and tear excluded. All such amounts shall be used and held by Landlord for payment of such obligations of Tenant hereunder, with Tenant being liable for any additional costs therefore upon demand by Landlord or with any excess to be returned to Tenant after all such obligations have been determined and satisfied as the case may be. Any Security Deposit held by Landlord may be credited against the amount due by Tenant under this Section 20.(f).

(g)    If any provision of this Lease is illegal, invalid or unenforceable, then the remainder of this Lease shall not be affected thereby, and in lieu of each such provision, there shall be added, as a part of this Lease, a provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

(h)    All references in this Lease to "the date hereof" or similar references shall be deemed to refer to the last date, in point of time, on which all parties hereto have executed this Lease.

(i)     Landlord and Tenant each warrant to the other that it has not dealt with any broker or agent in connection with this Lease. Tenant and Landlord shall each indemnify the other against all costs, attorneys' fees, and other liabilities for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under the indemnifying party.

(j)    If and when included within the term "Tenant," as used in this instrument, there is more than one person, firm or corporation, all shall jointly arrange among themselves for their joint execution of a notice specifying an individual at a specific address within the continental United States for the receipt of notices and payments to Tenant. All parties included within the terms "Landlord" and "Tenant," respectively, shall be bound by notices given in accordance with the provisions of Section 24 to the same effect as if each had received such notice.

(k)    The terms and conditions of this Lease are confidential and Tenant shall not disclose the terms of this Lease to any third party except as may be required by law or to enforce its rights hereunder.

(l)    Tenant shall pay interest on all past due sums (other than Rent) due by Tenant under this Lease from the due date until paid at the maximum lawful rate. In no event, however, shall the charges permitted under this Section 20.(l) or elsewhere in this Lease, to the extent they are considered interest under applicable Law, exceed the maximum lawful rate of interest.

(m)    If either party commences an action against the other party arising out of or in connection with this Lease, the prevailing party shall be entitled to have and recover from the non-prevailing party all reasonable expenses and charges incurred in such actions, including without limitation attorneys' fees, costs of suit, investigation costs and discovery costs, as well as costs of appeal.

(n)    THIS LEASE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISIONS THEREOF. VENUE FOR ANY LEGAL PROCEEDING OR CAUSE OF ACTION ARISING HEREUNDER SHALL BE IN DEAF SMITH COUNTY, TEXAS.

21.    NOTICES. Each provision of this instrument or of any applicable Laws and other requirements with reference to the sending, mailing or delivering of notice or the making of any payment hereunder shall be deemed to be complied with when and if the following steps are taken:

(a)    All Rent shall be payable to Landlord at the address for Landlord set forth below or at such other address as Landlord may specify from time to time by written notice delivered in accordance herewith. Tenant's obligation to pay rent shall not be deemed satisfied until such rent has been actually received by Landlord.

(b)    All payments required to be made by Landlord to Tenant hereunder shall be payable to Tenant at the address set forth below, or at such other address within the continental United States as Tenant may specify from time to time by written notice delivered in accordance herewith.

(c)    Any written notice or document required or permitted to be delivered hereunder shall be deemed to be delivered upon the earlier to occur of (1) tender of delivery (in the case of a hand-delivered notice), or (2) deposit in the United States Mail, postage prepaid, Certified Mail. If Landlord has attempted to deliver notice to Tenant at Tenant's address reflected on Landlord's books but such notice was returned or acceptance thereof was refused, then Landlord may post such notice in or on the Building, which notice shall be deemed delivered to Tenant upon the posting thereof.

22.    HAZARDOUS WASTE. The term "Hazardous Substances," as used in this Lease shall mean pollutants, contaminants, toxic or hazardous wastes, or any other substances, the removal of which is required or the use of which is restricted, prohibited or penalized by any "Environmental Law," which term shall mean any Law relating to health, pollution, or protection of the environment. Tenant hereby agrees that (a) no activity will be conducted on the Project that will produce any Hazardous Substances, except for such activities that are part of Tenant's Use, provided such activities are conducted in accordance with all Environmental Laws; (b) the Project will not be used in any manner for the storage of any Hazardous Substances except for any temporary storage of such materials that are used in the ordinary course of Tenant's business (the "Permitted Materials") provided such Permitted Materials are properly stored in a manner and location satisfying all Environmental Laws; (c) no portion of the Project will be used as a landfill or a dump; (d) Tenant will not install any underground tanks of any type; (e) Tenant will not allow any surface or subsurface conditions to exist or come into existence that constitute, or with the passage of time may constitute a public or private nuisance; and (f) Tenant will not permit any Hazardous Substances to be brought onto the Project, except for the Permitted Materials, and if so brought or found located thereon, the same shall be immediately removed by Tenant, with proper disposal, and all required cleanup procedures shall be diligently undertaken pursuant to all Environmental Laws. If at any time during or after the Term, the Project is found to be so contaminated or subject to such conditions, Tenant shall defend, indemnify and hold Landlord harmless from all claims, demands, actions, liabilities, costs, expenses, damages and obligations of any nature arising from or as a result of the use of the Project by Tenant. Upon probable cause, Landlord may enter the Project and conduct environmental inspections and tests therein as it may require from time to time, provided that Landlord shall use reasonable efforts to minimize the interference with Tenant's business. Such inspections and tests shall be conducted at Landlord's expense, unless they reveal the presence of Hazardous Substances (other than Permitted Materials) caused by Tenant (its employees, agents, or contractors) or that Tenant has not complied with the requirements set forth in this Section 22, in which case Tenant shall reimburse Landlord for the cost thereof within ten days after Landlord's request therefore.

23.    TENANT’S RIGHT TO PERFORM LANDLORD’S OBLIGATIONS. If Landlord defaults in the observance or performance of any term or covenant required to be performed by it under this Lease, Tenant after not less than 30 days notice to Landlord may, but shall not be obligated to remedy such default and in connection therewith may pay or incur reasonable expenses. Notwithstanding the foregoing, Tenant shall not have such right in the event Landlord takes action to cure the default within such 30 day period but is unable, by reason of the nature of the work involved, to cure the same within such period, provided Landlord continues such work diligently and without unnecessary delays. Additionally, Tenant shall have the right to remedy any default of an emergency nature in the event Landlord fails to commence curing any default creating an emergency situation promptly upon being given notice which is reasonable under the circumstances, and Tenant shall have the right to remedy such a default without notice (if the giving of notice is not reasonably practicable) in the event of an emergency. All sums expended or obligations incurred by Tenant in connection with the foregoing shall be paid by Landlord to Tenant upon demand, and if Landlord fails to reimburse Tenant, Tenant may, in addition to any other right or remedy that Tenant may have, deduct such amount from subsequent Rent hereunder which from time to time thereafter become due to Landlord.

24.    SUBMISSION OF LEASE TO TENANT. Submission of this instrument for examination or signature by Tenant does not constitute an offer by Landlord or a reservation of or an option for lease, and it is not effective as a lease or otherwise until it has been fully executed and delivered by both Landlord and Tenant.

NOTE: This provision is attached for the sole purpose of allowing Landlord to negotiate with current Tenant (Tejas Ind.).

TENANT ACKNOWLEDGES THAT, SUBJECT TO THE TERMS OF THIS LEASE: (1) IT HAS INSPECTED AND ACCEPTS THE PROJECT AND THE EQUIPMENT IN AN "AS IS, WHERE IS" CONDITION, (2) THE PROJECT AND IMPROVEMENTS COMPRISING THE SAME ARE SUITABLE FOR THE PURPOSE FOR WHICH THE PROJECT IS LEASED AND LANDLORD HAS MADE NO WARRANTY, REPRESENTATION, COVENANT, OR AGREEMENT WITH RESPECT TO THE MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE PROJECT, (3) THE PROJECT IS IN GOOD AND SATISFACTORY CONDITION, (4) NO REPRESENTATIONS AS TO THE REPAIR OF THE PROJECT, NOR PROMISES TO ALTER, REMODEL OR IMPROVE THE PROJECT HAVE BEEN MADE BY LANDLORD, (5) NO REPRESENTATIONS AS TO THE AVAILABILITY, QUANTITY, SUFFICIENCY, POTABILITY OR QUALITY OF ANY WATER ON THE LAND HAVE BEEN MADE BY LANDLORD, (6) NO REPRESENTATIONS AS TO THE AVAILABILITY, SUFFICIENCY, QUALITY OR REPAIR OF ANY RAILS OR RAIL SERVICE HAVE BEEN MADE BY LANDLORD, AND (7) THERE ARE NO REPRESENTATIONS OR WARRANTIES, EXPRESSED, IMPLIED OR STATUTORY, THAT EXTEND BEYOND THE DESCRIPTION OF THE PROJECT.

26.    NON-COMPETE. Landlord agrees to not Lease to any other company or individuals that operate a water purification and/or bottling business.

27.    PERSONAL GUARANTEE. Tenant shall name one or more individuals as Guarantors of the terms and conditions of this Lease Agreement. Guarantor shall be personally liable for any breach of this Agreement for a period not to exceed four (4) years after the Commencement date of this Lease.

Executed by Tenant on
TENANT:	ROYAL SPRING WATER, INC.
a _________________corporation
By:

Name:
	Title:	Address:
Telephone:

Guarantor:

Executed by Landlord on                           , 2005.

LANDLORD:

T&E CONSOLIDATORS, L.P., a
Texas limited partnership
By: ALTOM, LLC, a Texas limited liability company
Its: General Partner
By
Name
Title

Address:	PO Box 1621
Hereford, TX 79045
Telephone: 806-364-5479

Executed document on file.

EXHIBIT A AND B HAVE BEEN INTENTIONALLY LEFT OUT

EXHIBIT C

Option to Purchase

Provided that (a) no Event of Default exists at the time Tenant exercises the option granted in this Exhibit or at any time subsequent thereto, (b) no assignment or sublease by Tenant has ever occurred under this Lease, and (c) Tenant has continuously occupied the Project for the Use during the Lease Term, Tenant (but not any assignee or subtenant) shall have the option to purchase the Project during the first four (4) years of the Term or no later than August 1, 2009, while this Lease is in effect. The purchase price shall be calculated based on a 7% Capitalization Rate of the current annual Lease income from Tenant (Royal Spring Water, Inc.) This option may be exercised by Tenant giving Landlord not less than thirty (30) days’ prior written notice of exercise ("Tenant's Notice") and by tendering $100,000.00, as earnest money (the “Earnest Money”) to a duly licensed title or abstract company located Deaf Smith County, Texas (the “Title Company”). This Lease shall automatically terminate upon the closing of any such purchase of the Project in accordance with this Exhibit. If the option is exercised, the parties shall enter into a commercially reasonable purchase agreement for the Project within ten (10) days after the later of the date Tenant's Notice is received by Landlord, and the date Title Company receives the Earnest Money. The contract shall state that the Project shall be purchased for the purchase price determined in accordance with this Exhibit, containing the terms hereinafter specified and containing such other terms and conditions that are mutually acceptable to the parties. The purchase agreement shall provide that: (a) at the closing of such purchase, Landlord shall convey the Project to Tenant by means of a special warranty deed and a bill of sale, and such conveyance shall be made "AS IS"; (b) Landlord shall bear the cost of an owner’s policy of title insurance with respect to the Project providing coverage in the amount of the purchase price (however Tenant shall bear the cost of any additional premium attributable to Tenant requested endorsements, such as “survey deletion”), Tenant shall bear the cost of any updated survey, and all other closing costs shall be allocated in the manner customary in similar transactions in Deaf Smith County, Texas; (c) Landlord shall cure any title or survey objections raised by Tenant or title and or escrow company. The cost of such cure to be paid by landlord or paid out of the purchase price on closing at landlord’s choice; and (d) consummation and closing of the sale and purchase transaction shall occur within sixty (60) days after the date of the purchase contract or this purchase option shall be and become null and void for all purposes. Notwithstanding the foregoing, in all events Landlord shall be obligated to remove on or before closing, at Landlord’s sole cost and expense, any and all (i) liens and other encumbrances against title placed or permitted to be placed by Landlord against all or any part of the Project after the date of this Lease, unless otherwise agreed in writing by Tenant; and (ii) monetary liens or other claims that could be removed upon payment of a certain sum of money, except for any such liens arising from acts or omissions of Tenant (or any manager, officer, agent, employee, guest, customer, subtenant, assignee or invitee of Tenant) or liens for taxes not then due and payable.

For the purposes of this Exhibit, the Project shall include; (a) the Building, (b) Warehouse, (c) Acreage with sufficient water rights (up to 400,000 gallons per day required use) and Well #’s 11 and 12, (d) Retention ponds to the south of warehouse, (e) Paved parking lot south of guardhouse. In no event will the Office Space, the retention ponds on the far west of property or the rail rights be transferred. However, Landlord shall make a “best efforts” to lease the Office Space at a fair and reasonable rental rate to Tenant/Purchaser.

NOTE: Landlord/Seller shall make available to Purchaser all reasonable access and use of rail to conduct business.

EXHIBIT D

FIRST RIGHT OF REFUSAL
Provided that (a) no Event of Default exists at the time that a Third Party Offer (defined below) is submitted to Landlord or any time subsequent thereto, (b) no assignment or sublease by Tenant has ever occurred under this Lease, and (c) Tenant has continuously occupied the Project for the Use during the Lease Term, Tenant (but not any assignee or subtenant) shall have the right, subject to the terms and conditions set forth below, to purchase the entire Land and Project before it is purchased by any third party during the initial Lease Term (“First Right of Refusal”).

Subject to the terms above, in the event any third party submits during the Term a written bona fide third party offer for the entire Land and Project which the Landlord desires to accept (“Third Party Offer”), Landlord shall offer the entire Land and Project to Tenant upon the same terms, covenants and conditions as included in the Third Party Offer. If Tenant notifies Landlord in writing of the acceptance of such offer within ten (10) days after Landlord has delivered such offer to Tenant, Landlord and Tenant shall enter into a written purchase agreement containing other appropriate terms and conditions relating to the purchase of the entire Land and Project. In the event that Tenant does not notify Landlord in writing of its acceptance of such offer in such ten (10) day period, then Tenant's rights under this Exhibit with respect to the purchase of the entire Land and Project shall terminate and Landlord shall thereafter be able to sell the entire Land and Project in accordance with the Third Party Offer. Any termination of the Lease shall terminate all rights of Tenant with respect to this First Right of Refusal. The rights of Tenant with respect to this First Right of Refusal shall not be severable from the Lease, nor may such rights be assigned or otherwise conveyed in connection with any permitted assignment of the Lease. Landlord's consent to any assignment of the Lease shall not be construed as allowing an assignment or a conveyance of such rights to any assignee. Nothing herein contained should be construed so as to limit or abridge Landlord's ability to deal with the Project, Landlord's sole obligation being to offer, and if such offer is accepted, to deliver the Land and Project to Tenant in accordance with this provision. In the event tenant does not exercise it’s rights under this lease or the entire land is not purchase by tenant, all terms and conditions of this lease will remain in effect for the term of the lease, provided that no Event of Default exists at the time that a Third Party Offer (defined above) is submitted to Landlord or any time subsequent thereto, (b) no assignment or sublease by Tenant has ever occurred under this Lease, and (c) Tenant has continuously occupied the Project for the Use during the Lease Term, Tenant (but not any assignee or subtenant)